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 This announcement is  neither an offer  to purchase nor a  solicitation of an offer to sell  Shares. The Offer  is made  solely by the  Offer to Purchase dated January 16, 1998, and the  related Letter of Transmittal and is not being made  to (nor  will  tenders be  accepted from  or on  behalf of)
     holders of  Shares in  any jurisdiction  in which  the making  of the
      Offer or the acceptance thereof would not be in compliance with the laws  of such  jurisdiction. In  any jurisdiction  the securities laws  of which  require  the Offer  to  be made  by a  licensed broker or  dealer, the Offer  shall be deemed made  on behalf of  the Purchaser  by  the Dealer  Manager or  one or  more registered brokers or  dealers licensed under the laws of
            such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
                   ALL OUTSTANDING SHARES OF $1.85 CUMULATIVE
                          CONVERTIBLE PREFERENCE STOCK
                                       OF
                                BIRD CORPORATION
                                       AT
                      $5.50 NET PER SHARE OF COMMON STOCK
                                      AND
  $20 (WHICH AMOUNT SHALL NOT BE ADJUSTED FOR ANY DIVIDENDSACCRUED AND UNPAID
                        THROUGH THE EXPIRATION DATE) NET
           PER SHARE OF $1.85 CUMULATIVE CONVERTIBLE PREFERENCE STOCK
                                       BY
                             BI EXPANSION II CORP.

                          A WHOLLY OWNED SUBSIDIARY OF
                            CERTAINTEED CORPORATION

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                           COMPAGNIE DE SAINT-GOBAIN

  BI Expansion II Corp., a Massachusetts corporation (the "Purchaser") and a wholly owned subsidiary of CertainTeed Corporation, a Delaware corporation ("CertainTeed") which is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain, a French corporation ("Saint-Gobain"), is offering to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares"), of Bird Corporation, a Massachusetts corporation (the "Company"), at $5.50 per Common Share (the "Common Price") and is offering to purchase all outstanding shares of $1.85 Cumulative Convertible Preference Stock, par value $1.00 per share (the "Preference Shares"), of the Company at $20, which amount shall not be adjusted for any dividends accrued and unpaid through the Expiration Date (as defined below), per Preference Share (the "Preference Price"), in each case net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 16, 1998, and in the related Letter of Transmittal
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(which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Common Shares and the Preference Shares are collectively sometimes referred to as "Shares".
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
       MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 13,
                1998, UNLESS THE OFFER IS EXTENDED.
  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE SUCH NUMBER OF COMMON SHARES THAT WOULD CONSTITUTE AT LEAST 66 2/3% OF ALL OUTSTANDING COMMON SHARES (DETERMINED ON A FULLY-DILUTED BASIS), (2) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE SUCH NUMBER OF PREFERENCE SHARES THAT WOULD CONSTITUTE AT LEAST 66 2/3% OF ALL OUTSTANDING PREFERENCE SHARES, (3) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER SHALL HAVE EXPIRED OR BEEN TERMINATED AND (4) ALL CONSENTS, APPROVALS, ORDERS OR AUTHORIZATIONS OF, OR REGISTRATIONS, DECLARATIONS OR FILINGS WITH ANY GOVERNMENTAL AUTHORITY REQUIRED OR NECESSARY IN CONNECTION WITH THE OFFER, THE MERGER (AS DEFINED BELOW) OR THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED BELOW) HAVING BEEN OBTAINED AND BEING IN FULL FORCE AND EFFECT.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of January 12, 1998 (the "Merger Agreement"), among CertainTeed, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). On the effective date of the Merger, each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Massachusetts law, Shares held in the Company's treasury and Shares held directly by the Purchaser or CertainTeed) will be converted into the right to receive in the case of Common Shares $5.50 per Common Share and in the case of Preference Shares $20, which amount shall not be adjusted for any dividends accrued and unpaid through the effective date of the Merger per Preference Share, in each case net to the Seller in cash, without interest thereon.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. EACH OF THE DIRECTORS OF THE COMPANY HAS AGREED TO TENDER HIS COMMON SHARES AND PREFERENCE SHARES INTO THE OFFER; SUCH SHARES REPRESENT APPROXIMATELY 40.2% OF THE COMMON SHARES AND 16.2% OF THE PREFERENCE SHARES.

  For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (b) a Letter of Transmittal (or fax thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any delay in making such payment.

  The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, February 13, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but shall not be obligated), at any time or from time to time, regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension
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to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any such extension will be followed by a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

  Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered prior to the Expiration Date, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 16, 1998. For a withdrawal to be effective, a written, telegraphic or fax transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

  The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                  GEORGESON
                                & COMPANY INC.
                                --------------
                               Wall Street Plaza
                               New York, NY 10005
                Bankers and Brokers call collect: (212) 440-9800
                   All Others Call Toll-Free: 1-800-223-2064

                      The Dealer Manager for the Offer is:

                      MCFARLAND DEWEY SECURITIES CO., L.P.

                                230 Park Avenue
                            New York, NY 10169-1450
                                 (212) 867-4949

January 16, 1998